Exhibit 99.1

Solectron Signs
Manufacturing and Supply Agreement with HP

- Five-year, $1.4 billion agreement utilizes Solectron’s memory module and manufacturing expertise -

For Immediate Release: Feb. 3, 2003

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain management services, said today it has reached a manufacturing and supply agreement with HP. At anticipated production levels, the contract would generate about $1.4 billion in sales for Solectron over five years.

Under the agreement, Solectron will produce printed circuit boards and memory modules for HP’s mid- and high-end enterprise servers, as well as other products. Solectron will provide the services through its facilities in Puerto Rico, and potentially at additional sites worldwide.

“We are pleased to expand our relationship with HP, an important Solectron customer,” said Craig London, executive vice president and president of Solectron’s Technology Solutions business unit. “This is a valued business win that takes advantage of Solectron’s world-class modular product and manufacturing services that help customers lower costs and accelerate time to market.”

About Solectron

Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. Solectron, based in Milpitas, California, is the first two-time winner of the Malcolm Baldrige National Quality Award. The company had sales of $12.3 billion in fiscal 2002.

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Safe Harbor

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the multi-year contract and the prospective sales, in each case based on current expectations that involve a number of risks and uncertainties. Several business, economic and industry-wide risks and uncertainties may keep the companies from realizing the full value of the proposed relationship. These risks and uncertainties include the absence of any minimum revenue guarantees in the supply agreement. These risks and uncertainties also include the risk of falling demand for products and services, component availability, changes in technology, competition, risk of price fluctuation, changes in economic conditions of the various markets the companies serve, risks associated with international sales and operations, end-user demand, market risk, segment risk, and intellectual property rights enforcement. Other potential risks that could cause actual events to differ materially are included in filings with the Securities and Exchange Commission, including Forms 8-K, 10-K, 10-Q, S-3 and S-4 for Solectron Corporation. Solectron disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Solectron Analyst/Investor Contact:
Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Solectron Media Contact:
Matt Roszell, Solectron Corporation, (408) 586-4031 (U.S.), mattroszell@ca.slr.com